SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2003

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

333-50350	PPL Montana, LLC (Exact name of Registrant as specified in its charter) (Delaware) 303 North Broadway - Suite 400 Billings, MT 59101 (406) 237-6900	54-1928759

Item 9. Rating Agency Announcement

        On September 11, 2003, Moody's Investors Service, Inc. announced that it was placing PPL Montana, LLC's 8.903% Pass Through Certificates due 2020 under review for possible downgrade. These securities currently are rated Baa3 by Moody's.

        Moody's stated that its review is prompted by its concerns about the credit profile of PPL Montana's largest customer, NorthWestern Corporation, and lower cash flow generation than was forecasted at the time the securities were issued in 2000. PPL Montana supplies 300 MW of around-the-clock electricity and 150 MW of on-peak electricity to NorthWestern Corporation under a five-year agreement that began in July 2002. A copy of Moody's press release relating to its planned review is attached as an exhibit to this report.

        Management does not expect any action by Moody's based on this review to limit PPL Montana's ability to fund its short-term liquidity needs. PPL Montana has no plans to raise new long-term debt. Any ratings downgrade by Moody's would have an immaterial impact on PPL Montana's cost of maintaining the credit facility that it has in place with its affiliate. In addition, management does not expect any ratings downgrade by Moody's based on this review to have any adverse impact on the credit ratings of PPL Corporation, PPL Energy Supply, LLC or PPL Electric Utilities Corporation.

        The ratings of Moody's are not a recommendation to buy, sell or hold any securities of PPL Montana or its affiliates. Such ratings may be subject to revisions or withdrawal by the agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to PPL Montana's securities.

        Certain statements which are contained in this Current Report on Form 8-K, including statements with respect to liquidity, credit ratings and plans to raise new long-term debt, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Montana believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Montana's Form 10-K and other reports on file with the Securities and Exchange Commission.

Item 7. Financial Statements and Exhibits

(c)	Exhibits
	99.1 -	Press Release, dated September 11, 2003, by Moody's Investors Service, Inc.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL MONTANA, LLC
By:	/s/ James E. Abel James E. Abel Treasurer

Dated:September 15, 2003